Exhibit 99.1

September 23, 2022

Dear Shareholders,

We are writing to advise you that we believe it is highly unlikely that TPG Pace Beneficial Corp’s (“TPGY”) pursuit of an initial business combination will be successful, and we have therefore begun preparing to return capital to shareholders. Accordingly, we expect the liquidating distributions of our trust funds to the holders of our Class A Ordinary Shares to occur as promptly as practicable following the two-year anniversary of the closing of our IPO in October 2022.

Our mission from inception was to sponsor the public listing of a company that combines attractive business fundamentals with strong environmental, social and governance principles. We targeted companies with proven business models that we thought were well positioned to succeed in the public markets and where the combination of incremental capital and our capabilities could assist in generating attractive returns. Additionally, we sought to find attractively priced situations with financial outlooks that were compelling to new investors and could be supported by our extensive diligence.

As you are likely aware, we entered into a business combination agreement in December 2020 that was met with a favorable reaction from investors. However, our rigorous confirmatory due diligence process uncovered certain issues that prevented the closing conditions from being satisfied despite several extensions. We ultimately mutually agreed to terminate that agreement in December 2021 enabling us to be in a position to pursue new opportunities. Post-termination, we evaluated a significant number of potential situations, signed numerous NDAs and conducted in-depth diligence and negotiated with several potential targets.

However, market conditions continued to deteriorate over the course of 2022 making it increasingly difficult to bridge the demands of sellers and new investors, with the new issue discounts required to successfully list a company continuing to rise. As a result, the high-quality targets we were seeking were increasingly delaying their listing timelines, pursuing alternative capital raising strategies, or both. Against this backdrop, we were unable to find a suitable transaction that was compelling for investors and met our high standards.

With our second anniversary of the closing of TPGY’s IPO approaching in October, we do not believe that we will be in position to complete a business combination that meets our expectations. While we could seek additional time to find and complete a transaction, we do not believe that is in the best interests of our shareholders in the current environment. Accordingly, we expect to make liquidating distributions from our trust account to holders of our Class A Ordinary Shares as promptly as possible after our two-year anniversary as provided in our Memorandum and Articles of Association.

While this is not the outcome we initially sought, we value and appreciate the trust and support our investors placed in us, and we look forward to finding ways to work together in the future.

Regards,

Karl Peterson

Non-Executive Chairman and Director